Exhibit 10.2

SECOND AMENDMENT TO

ADVISORY AGREEMENT

This SECOND AMENDMENT TO ADVISORY AGREEMENT (this “Second Amendment”) is made as of November 2, 2015, by and among City Office REIT, Inc. a Maryland corporation (the “Company”), City Office REIT Operating Partnership, L.P., a Maryland limited partnership of which the Company is the sole general partner (the “Operating Partnership”), and City Office Real Estate Management, Inc., a Canada Business Corporations Act corporation (the “Advisor,” and together with the Company and the Operating Partnership, the “Parties”).

WHEREAS, the Parties entered into that certain Advisory Agreement, dated as of April 21, 2014, as amended by the First Amendment to Advisory Agreement dated March 19, 2014 (collectively, the “Advisory Agreement”), pursuant to which the Company is obligated to pay the Advisor an Acquisition Fee during the Initial Term and any Renewal Term.

WHEREAS, the Company and the shareholders of the Advisor have entered into that certain stock purchase agreement, of even date herewith (the “Stock Purchase Agreement”), pursuant to which the Company intends to acquire all of the outstanding stock of the Advisor on the terms set forth in the Stock Purchase Agreement.

WHEREAS, capitalized terms used in this Second Amendment and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

NOW, THEREFORE, in consideration of the recitals and mutual covenants and agreements contained in the Stock Purchase Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto hereby covenant and agree as follows:

1.	It is the intention and agreement of the Parties that no Acquisition Fee be payable under the Advisory Agreement effective as of the date of this Second Amendment and all references to the Acquisition Fee in Sections 8 and 10 of the Advisory Agreement are hereby eliminated.

2.	Notwithstanding the provisions of Section 1, in the event the closing under the Stock Purchase Agreement does not occur in accordance with its terms (i) the provisions of Section 1 shall become null and void and the Advisory Agreement shall continue in effect in accordance with its terms without reference to Section 1 of this Second Amendment, and (ii) any Acquisition Fee that would have been payable under the Advisory Agreement had the provisions of Section 1 of this Second Amendment not been in effect will become due and payable.

3.	Except as specifically amended by this Second Amendment, the Advisory Agreement shall remain in full force and effect.

4.	This Second Amendment, which may be executed in multiple counterparts, constitutes the entire agreement of the Parties regarding the matters contained herein and shall not be modified by any prior oral or written discussions.

5.	This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment as of the date first written above.

CITY OFFICE REIT, INC., a Maryland corporation

By:	/s/ James Farrar
Name:	James Farrar
Title:	CEO

CITY OFFICE REIT OPERATING PARTNERSHIP, L.P., a Maryland limited partnership

By:	City Office REIT, Inc., its Sole General Partner

By:	/s/ James Farrar
Name:	James Farrar
Title:	CEO

CITY OFFICE REAL ESTATE MANAGEMENT, INC. a Canada Business Corporations Act corporation

By:	/s/ John McLernon
Name:	John McLernon
Title:	Chairman of the Board